Exhibit 99.1

Contact:

Janet Kirkley

(704) 532-3318

SPEEDWAY MOTORSPORTS, INC. ANNOUNCES

$200 MILLION SENIOR NOTES OFFERING

Concord, North Carolina (January 22, 2015) — Speedway Motorsports, Inc. (NYSE: TRK) (the “Company”) is initiating an offering, subject to market and other conditions, of $200 million of Senior Notes due 2023 (the “New Notes”). The Company intends to use the proceeds from the offering, together with borrowings under its credit facility and cash on hand, to redeem all of the Company’s 6 3/4% Senior Notes due 2019 (the “2019 Notes”). This press release does not constitute a notice of redemption for the 2019 Notes.

The New Notes will be offered and sold to persons reasonably believed to be “qualified institutional buyers” in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes will be guaranteed on an unsecured, senior basis by certain of the Company’s subsidiaries.

The New Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release will not constitute an offer to sell or a solicitation of an offer to purchase the New Notes or any other securities, and will not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary.

This news release contains forward-looking statements concerning the Company’s offering of New Notes. The terms of, and the Company’s ability to complete, the New Notes offering will depend upon prevailing market conditions and other factors including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.